AMENDMENT TO DECLARATION OF TRUST
OF TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

THIS AMENDMENT TO THE DECLARATION OF TRUST OF TIAA-CREF INSTITUTIONAL
MUTUAL FUNDS (the Amendment) is entered into on the 7th day of August, 2006.

WHEREAS, the Trust is governed by the Declaration of Trust dated April 15, 1999, as amended (the Declaration); and

WHEREAS, Article 10, Section 10.1 of the Declaration provides that the Declaration may be amended at any time by an instrument in writing signed by a majority of the Trustees then in office, except as otherwise specifically provided in the Declaration or in contravention of the Investment Company Act of 1940, as amended (the 1940 Act), or other applicable law; and

WHEREAS, at meetings duly called and held on the 7th of August, 2006, the Trustees resolved to amend the Declaration as hereinafter set forth.

NOW, THEREFORE, the Trustees hereby amend the Declaration as hereinafter set forth:

1. Article 4, Section 4.9.6 of the Declaration, is hereby amended to add the following new sub-section:

	(d) Notwithstanding anything in the Declaration to the contrary, the Trustees shall have full discretion without the need for any notice to, or approval by, the Shareholders of any Series or Class, to the extent consistent with the 1940 Act and consistent with generally accepted accounting principles, to allocate, reallocate or authorize the contribution or payment, directly or indirectly, to one or more than one Class of the following: (i) assets, income, earnings, profits, and proceeds thereof, (ii) proceeds derived from the sale, exchange or liquidation of assets, and (iii) any cash or other assets contributed or paid to the Trust by the investment adviser of the Trust or an affiliated person thereof, other third party, another Series or another Class, to remediate misallocations of income, capital gains or capital losses to a Class caused by the use of a particular allocation methodology, ensure equitable treatment of Shareholders of the Classes, or for such other valid reason determined by the Trustees in their sole discretion. The Trustees shall make, cause to be made or allow such allocation, reallocation, contribution or payment to and among any one or more of the Classes only in such manner and on such basis as they, in their sole discretion, deem fair and equitable to all Classes and may make or authorize the allocation, reallocation, contribution or payment, directly or indirectly, to only certain past or present Shareholders of a particular Class. Any assets so allocated, reallocated, contributed or paid to a particular Class shall belong to that Class, except to the extent that assets are paid, directly or indirectly, to only certain Shareholders of a particular Class. Each such allocation, reallocation, contribution or payment by the Trustees on behalf of one or more Classes shall be conclusive and binding upon all Shareholders for all purposes.

		(e)	For the avoidance of doubt, the Trustees shall have full
discretion, to the extent consistent with the 1940 Act and consistent with generally accepted accounting principles, and without need for any notice to or approval by the Shareholders of any Series or Class, to authorize the investment adviser of the Trust, an affiliated person of such investment adviser, or other third party, to make corrective payments in the form of cash, Shares of a Fund or other property to a Shareholder of one or more Classes, or to only certain past or present Shareholders of one or more Classes, to effect an equitable treatment of Shareholders of the Classes as determined by the Trustees in their sole discretion.

2.	The Declaration shall in all other respects remain in full force and effect.

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3.	This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which taken together shall constituteone and the same Amendment.

IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have executed this Amendment to the Declaration of the TIAA-CREF Institutional Mutual Funds as of the day first above written.


/s/ Eugene Flood Jr. Eugene Flood, Jr.
/s/ Howell E. Jackson Howell E. Jackson
/s/ Nancy L. Jacob Nancy L. Jacob
/s/ Bridget A. Macaskill Bridget A. Macaskill
/s/ James Poterba James Poterba
/s/ Maceo K. Sloan Maceo K. Sloan
/s/ Laura T. Starks Laura T. Starks
/s/ Ahmed H. Zewail